Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Weyerhaeuser Real Estate Company:

We consent to the use of our report dated February 18, 2014, with respect to the consolidated balance sheets of Weyerhaeuser Real Estate Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

May 8, 2014